Exhibit 1A-15.1

CPA	david morales

Financial Statements | Accounting | Income Taxes

Metaxchange.AI Inc.

Projected Financial Statements

For the Five (5) years ended September 30, 2028

Tel. 787-597-0137		e-mail: cpadmorales@gmail.com
website: www.cpadmorales.webs.com
Rd. 2 Km. 118.3 Aguadilla, Puerto	Member of The Puerto Rico CPA Society	HC 8 Box 44751 Aguadilla, PR 00603-9462

Index

Accountant’s Compilation Report	3

Projected Balance Sheet	4

Projected Income Statement	5

Projected Statement of Cash Flows	6

Notes to the Financial Statements	7

CPA	david morales

Financial Statements | Accounting | Income Taxes

Accountants' Compilation Report

Mr. Ahmad Moradi President Metaxchange.AI Inc.

6750 Andrews Ave Ste 200

Fort Lauderdale, FL 33309-2180

The Board of Directors of Metaxchange.AI Inc. is responsible for the accompanying Projected Financial Statem nts for the five (5) years ending September 30, 2028 and the notes to these financial statements according to the Generally Accepted Accounting Principles of the United States of America. I have performed this compilation agreement according to the Standards for Accounting and Review Services promulgated by the American Institute of Certified Public Accountants (A.I.C.P.A). This forecast is a representation of the Board of Directors and I have not evaluated information that supports the basis of this forecast. Even if the forecast reach its compliance, there may be differences among the actual and forecast results, because events and circumstances frequently do not occur as expected, and differences can be substantial. We have no responsibility to update this report for events or circumstances that may occur after the date of issuance of this report. I have not audited or reviewed these Financial Statements nor was required to me to verify its accuracy or the completeness of the information provided by the Board of Directors. Accordingly, I do not express any opinion, conclusion or any other type of assurance over these Financial Statements.

/s/ David Morales, CPA

Expires December 1, 2024

Aguadilla, PR

October 23, 2023

Tel. 787-597-0137		e-mail: cpadmorales@gmail.com
website: www.cpadmorales.webs.com
Rd. 2 Km. 118.3 Aguadilla, Puerto	Member of The Puerto Rico CPA Society	HC 8 Box 44751 Aguadilla, PR 00603-9462

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Metaxchange.AI Inc

Projected Balance Sheet

as of September 30:

Assets	2024	2025	2026	2027	2028
Current Assets
Cash and Equivalents	$150,996,528	$379,428,903	$932,642,758	$1,892,821,343	$2,953,676,367
Accounts Receivable	$169,774,856	$148,417,267	$78,000,824	$74,988,184	$210,812,436
Equipment and Mobiliary	10,168,644	10,626,233	11,210,676	11,883,316	13,131,064
Total Current Assets	$330,940,028	$538,472,403	$1,021,854,258	$1,979,692,843	$3,177,619,867
Property, Plant and Equipment
Various Platform Technologies	$214,800,000	$205,472,000	$252,777,600	$306,262,080	$371,013,664
Total Property, Plant and Equipment	$214,800,000	$205,472,000	$252,777,600	$306,262,080	$371,013,664
Total Assets	$545,740,028	$743,944,403	$1,274,631,858	$2,285,954,923	$3,548,633,531
Liabilities & Stockholders' Equity
Current Liabilities
Accrued Expenses	103,500	121,995	142,892	170,042	204,050
Total Current Assets	$103,500	$121,995	$142,892	$170,042	$204,050
Long- Term Liabilities
Long-Term Debt	$3,389,548	$3,542,078	$3,736,892	$3,961,105	$4,377,021
Total Liabilities	$3,493,048	$3,664,073	$3,879,784	$4,131,147	$4,581,071
Stockholders ‘Equity
Common Shares	$282,800,000	$286,940,000	$291,908,000	$365,048,000	$584,468,000
Retained Earnings	113,646,980	307,540,330	833,044,074	1,770,975,776	2,813,784,460
Total Stockholders' Equity	$396,446,980	$594,480,330	$1,124,952,074	$2,136,023,776	$3,398,252,460
Total Liabilities and Stockholders' Equity	$399,940,028	$598,144,403	$1,128,831,858	$2,140,154,923	$3,402,833,531

Unaudited- See Accompanying Notes

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Metaxchange.AI Inc.

Projected Income Statement

for the five (5) years ended September 30:

	2024	2025	2026	2027	2028
Revenues	$273,800,000	$399,000,000	$813,960,000	$1,332,230,790	$1,472,115,023
Direct Costs	$82,479,000	$86,190,555	$90,931,036	$96,386,898	$106,507,522
Gross Margin	$191,321,000	$312,809,445	$723,028,964	$1,235,843,892	$1,365,607,501

General And Administrative Expenses
Advertising and promotion	$436,385	$453,841	$476,533	$505,125	$545,535
Depreciation and amortization	42,960,000	34,368,000	27,494,400	21,995,520	17,596,416
General and administrative	314,637	320,930	328,953	337,177	347,292
Office Rent	1,386,000	1,427,580	1,498,959	1,573,907	1,668,341
Professional Fees	252,000	258,300	266,049	274,030	284,992
Travel, Meals, and Entertainment	168,000	169,680	173,074	176,535	183,596
Utilities	432,000	444,960	462,758	485,896	515,050
Wages and benefits	31,168,013	32,601,503	35,046,616	37,675,112	40,533,224
Miscellaneous	394,022	397,963	401,942	405,962	422,200
Total General and Administrative Expenses	$77,511,057	$70,442,757	$66,149,284	$63,429,264	$62,096,646

Earnings Before Interest and Taxes	$113,809,943	$242,366,688	$656,879,680	$1,172,414,628	$1,303,510,855

Income Tax Expense	$-	$48,473,338	$131,375,936	$234,482,926	$260,702,171

Net Income (Loss)	$113,809,943	$193,893,350	$525,503,744	$937,931,702	$1,042,808,684

Prior period Retained Earnings	$(162,963)	$113,646,980	$307,540,330	$833,044,074	$1,770,975,776

End of year Retained Earnings	$113,646,980	$307,540,330	$833,044,074	$1,770,975,776	$2,813,784,460

Unaudited- See Notes to the Financial Statements

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Metaxchange.AI Inc

Statement of Cash Flows

for the years ended September 30:

	2024	2025	2026	2027	2028

Net Income	$113,809,943	$193,893,350	$525,503,744	$937,931,702	$1,042,808,684

Plus: Depreciation and Amortization	$42,960,000	$34,368,000	$27,494,400	$21,995,520	$17,596,416

Adjustments per changes in Balance Sheet items: (Increase) Decrease in Accounts Receivable Increase (Decrease) in Accounts Payable	$3,349,548	$171,025	$215,711	$251,363	$449,924

Total Cash (used) Provided by operations	$160,119,491	$228,432,375	$553,213,855	$960,178,585	$1,060,855,024

Cash (Used) Provided by Financing Activities-Dividends

Cash (Used) Provided by Investing Activities	$(69,000,000)	$-	$-	$-	$-

Total Cash (Used) Provided during the period	$91,119,491	$228,432,375	$553,213,855	$960,178,585	$1,060,855,024

Cash at beginning of period	$59,877,037	$150,996,528	$379,428,903	$932,642,758	$1,892,821,343

Cash at end of period	$150,996,528	$379,428,903	$932,642,758	$1,892,821,343	$2,953,676,367

Unaudited- See Notes to the Financial Statements

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Metaxchange.AI Inc.

Notes to the Projected Financial Statements

For the five (5) years ended September 30, 2028

1.	Description of Business. Metaxchange.AI Inc. (the Company) is a Florida corporation organized on November 18, 2021. The Company provides Data Clean Room also known as DCR serving privacy and secured minded online publishers and printers (https://metaxchangeai.com). It will also provide these services under various subscriptions capacities. The services will be available under modern technologies that will eliminate the use of “cookies”. Metaxchange.AI Inc. will also sell and obtain benefits from those developed products. The Company developed these projections to provide the users of this statements a key source of its financial operations for the next five years, along as an explanation of the uses of raised money as it goes public.

2.	Summary of significant Accounting Policies.

Cash and Cash Equivalents- The Company considers all highly liquid instruments with original maturities of the three months to be cash equivalents. The Company had no cash equivalents at the date of the Financial Statements.

Intangible Assets- Intangible assets are stated at the basis (cost) to the Company. Intangible assets consists of costs associated with the development of technology, including corporate website design and construction, licenses, patents and copyright costs; and technology development costs.

Impairment- Long lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue recognition- The Company provides a secure intelligent media server platform for advertising and entertainment content providers without the cost of building out infrastructure to the clients. These client centric and turnkey solutions include creative productions and technology services.

Use of Estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

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Metaxchange.AI Inc.

Notes to the Projected Financial Statements

For the five (5) years ended September 30, 2028

3.	Concentrations. The Company maintains its cash in deposits accounts, which at times, may exceed federally insured limits. The Federal Deposit Insurance Corporation (FDIC) insures amounts up to $250,000. As of September 30, 2023, there was no amount in of the FDIC limit.

4.	Income Tax- Metaxchange.AI Inc. is subject to Federal Income Tax and Florida State Income Tax for its net income and gains. Federal tax is 21% and Florida State tax is 5.5%.

5.	Subsequent Events. Generally Accepted Accounting Principles requires to be disclosed any major subsequent events deemed to be significant even if the event occurs after the date of the Financial Statements information, but before its issuance. As of the date of issuance of these Financial Statements, October 23, 2023, there are no subsequent events required to be disclosed.

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